 Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement (No. 333-183185) on Form N-1A of Recon Capital DAX Germany ETF (DAX), a series of ETF Series Trust, of our report dated December 29, 2014, relating to our audit of the financial statements and financial highlights which appear in the October 31, 2014 Annual Report to Shareholders on Form N-CSR of Recon Capital DAX Germany ETF (DAX), a series of ETF Series Trust, which is incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions "Counsel and Independent Registered Public Accounting Firm" and “Financial Statements” appearing in the Statement of Additional Information and "Financial Highlights" and “Other Information” appearing in the Prospectus, which are part of this Registration Statement.

/s/ McGladrey LLP

Boston, MA

March 2, 2015